UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2026

Coya Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41583	85-4017781
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 San Felipe St., Suite 500
Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 587-8170

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	COYA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On October 14, 2026, Coya Therapeutics, Inc. (the “Company”) issued a press release announcing plans to initiate an open-label extension (“OLE”) of the Phase 2/3 ALSTARS Trial (NCT07161999) evaluating COYA 302 for the treatment of amyotrophic lateral sclerosis (“ALS”). The Company plans to initiate the OLE in response to requests from ALSTARS investigators and study participants. The OLE will provide participants who complete the 48-week treatment period with the opportunity to continue receiving COYA 302, while enabling the collection of longer-term efficacy and safety data. The Company expects the OLE to begin in November 2026 as the first cohort completes the 48-week treatment period.

Concurrent with the anticipated initiation of the OLE, the Company expects to prioritize resources toward the ongoing clinical development of COYA 302 in ALS and assuring timely completion of important near-term milestones in the ALSTARS Trial. With this prioritization, the planned initiation of the Phase 2 clinical trial evaluating COYA 302 in frontotemporal dementia (“FTD”), previously anticipated in the second half of 2026, is now expected in 2027.

The Company’s cash runway guidance remains unchanged, with existing cash resources expected to fund operations into the second half of 2027, beyond the anticipated ALSTARS topline data readout.

The ALSTARS Trial is a Phase 2/3, randomized, multi-center, double-blind, placebo-controlled study designed to evaluate the efficacy and safety of COYA 302 in patients with ALS. Approximately 120 subjects will be randomized 1:1:1 to receive one of two pre-specified dosing regimens of COYA 302 or placebo during a 24-week double-blind treatment phase. Patients who complete the 24-week placebo-controlled phase enter a 24-week blinded active-treatment extension phase; patients receiving COYA 302 continue their assigned regimen, while placebo patients are re-randomized to one of the two COYA 302 dosing regimens, providing up to 48 weeks of data on COYA 302. The primary endpoint is change in disease severity over time, measured by the Amyotrophic Lateral Sclerosis Functional Rating Scale-Revised (ALSFRS-R) total score from baseline to Week 24 compared with placebo. Study objectives include evaluation of efficacy, safety and tolerability, biological activity, and biomarker levels.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this Current Report on Form 8-K that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: the commencement of the OLE, the commencement of the Phase 2 clinical trial evaluating COYA 302 in FTD, the timing of topline data from the double-blind treatment phase, expectations of the Company regarding the potential benefits, effectiveness and safety of its product candidates; the significance and potential benefits associated with the FDA’s Fast Track designation for COYA 302; the Company’s ability to advance its product candidates through the preclinical and clinical development processes; the Company’s expectations regarding quality, timing, and availability of data from the Company’s clinical trials; the timing of announcements, updates and results of the Company’s clinical trials and related data; the Company’s future results of operations and financial position, including cash runway; and the potential therapeutic benefits and economic value of the Company’s product candidates. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this Current Report on Form 8-K is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COYA THERAPEUTICS, INC.

Date: October 14, 2026	By:	/s/ Arun Swaminathan Ph.D.
Arun Swaminathan Ph.D.
Chief Executive Officer